=:: BlackBerry. PRIVATE & CONFIDENTIAL January 2, 2014 Billy Ho Dear Billy, Following our recent discussions, we are delighted to offer you the position of Executive Vice President, Enterprise Engineering with BlackBerry, reporting to John Sims, President, Enterprise. We were impressed with your skills and experience from the start and feel that you would be an excellent addition to the BlackBerry team. BlackBerry is a highly successful company and is a leading designer, manufacturerand marketer of innovative wireless solutions for the worldwide mobile communications market. If you join Blackberry, you will become part of a fast-paced and dedicated team that has the drive to take wireless technologies the next level. As a member of the Blackberry team, we would ask for your commitment to deliver outstanding quality and results that exceed expectations. In addition, we expect your personal accountability in all the products, actions, advice and results that you provide as a representative of BlackBerry. We are confident that you will find this new opportunity both challenging and rewarding. We know that you will enjoy BlackBerry'sgreat working environment and benefit from our commitment to providing you with every opportunity to learn,grow and stretch to the highest level of your ability and potential. Please note that this offer of employment is conditional on you signing the enclosed Employment Agreement and related documents where indicated (without alteration) and your satisfaction of all other requirements set forth in the documents that comprise this Agreement, including successful completion of the hiring process and pre-employment background screening program. Please do not resign from any current employment until you have received written confirmation from BlackBerrythat you have met these conditions. To confirmyo ur acceptance, please return a signed and witnessed copy of the attached Employment Agreement and the enclosed the Business Standards and Principles documentation in the attached envelope on or beforeJa nuary 8, 2014. Please ensure that you also sign any schedules to the Employment Agreement as required indicating that you have read and agree to the terms and conditions of each schedule, prior to returning the Employment Agreement. I am looking forward to you becoming an integral part of the BlackBerry team and am confidentth at BlackBerry will offer you the challenges and rewards you seek. I look forward, with enthusiasm, to your acceptance of this offer. clLisa� Brown� Authorized Signing Officer #22464941 v2 BlackBerry Corporation 5000 Riverside Drive, Suite 100E, Irving, Texas, USA 75039 USA. tel: +1 (972) 373-1700 fax: +1 (972) 501-0894 BlackBerryand related trademarks, names and logos are the propertyof BlackBerry Limited and areregistered and/orused in the U.S. and countriesaround the world.

=;: BlackBerry, January 2, 2014 Billy Ho Dear Billy, This letter is to confirm that, in connection with your employment by BlackBerry Corporation a subsidiary of BlackBerry Limited ("BlackBerry"), we will make the following recommendations to the Compensation, Nomination and Governance Committee (CNG) of BlackBerry, subject to the terms set out below for each recommendation: (A) Restricted Share Units (RSUs) - A recommendation will be made to the Compensation, Nomination and Governance Committee (CNG) that you should be allowed to participate in the BlackBerry Limited Equity Incentive Plan. We will propose that the CNG Committee approve a grant with a value of $1,500,000 USO. The actual number of RSUs awarded will be determined in accordance with BlackBerry's policy on granting equity awards by converting the above US dollar value into a number of RSUs based on the closing price of BlackBerry's common shares on Nasdaq on the grant date and rounded down to nearest RSU (whole numbers only). Any grant will be at the sole discretion of the CNG Committee and, if made, will not be made until the next regularly scheduled meeting of the CNG Committee to consider the grant of RSUs and will be made in accordance with BlackBerry's policy on granting equity awards. The specific terms and conditions of any RSUs granted will be governed by the BlackBerry Limited Equity Incentive Plan and the RSU agreement relating to any such grant. We will have no responsibility in the event the CNG Committee determines to grant you no RSUs or fewer RSUs than recommended. -AND- (B) Long-Term Incentive Program (LTIP) Eligibility - In addition, you will be eligible to participate in BlackBerry's Long-Term Incentive Program (LTIP), under which you may receive an annual equity grant. LTIP awards are at BlackBerry's discretion and subject to approval by the CNG Committee, and subject to the terms of the BlackBerry Limited Equity Incentive Plan, as applicable. Your eligibility to participate in the LTIP is not a guarantee that any equity will be granted in a given year. In particular (i) you will have no claim relating to your Equity Award or any losses or potential losses in the event that your employment with BlackBerry Corporation is terminated for whatever reason (whether lawful or unlawful) and (ii) nothing in the grant of any options to you or in the terms of this letter or of the Plan will create or imply any employment relationship with BlackBerry Limited nor any right to continued employment with BlackBerry Corporation Yours sincerely, BlackBerry Limited ��� Lisa Brown Authorized Signing Officer Document Number: HR00838.01 Last Updated Date: 2013/09/10 BlackBerry Limited 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7 tel:+ I (519) 888-7465 fax: + I (519) 888-1975